                                                                    EXHIBIT 10.5

                                           *** Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                        Under 17 C.F.R. Sections 200.80 (b) (4),
                                                            200.83 and 240.24b-2

                                LICENSE AGREEMENT

                                    PREAMBLE

        This Agreement is made and entered into to be effective the 9th day of May, 1995, (the Effective Date) by and between the UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC., a corporation not for profit under Chapter 617 Florida Statutes, and a direct-support organization of the University of South Florida (hereinafter referred to as "USF") pursuant to section 240.299 Florida Statutes, having its principal office at 4202 East Fowler Avenue, FAO 126, Tampa, Florida 33620, U.S.A. (hereinafter referred to as "RESEARCH FOUNDATION") and GENETRONICS, INC., a corporation duly organized under the laws of California and authorized to do business in the State of Florida, and GENETRONICS BIOMEDICAL, LTD., a corporation duly organized under the laws of British Columbia, both having its principal office at 11199 Sorrento Valley Road, San Diego, California 92121 (both Genetronics, Inc. and Genetronics Biomedical, Ltd. hereinafter referred to as "LICENSEE").

                                   WITNESSETH

        WHEREAS, the University of South Florida ("USF") and LICENSEE jointly developed certain needle electrodes for electroporation-mediated delivery of drugs and genes that are the subject of "Patent Rights" (as later defined herein); and

        WHEREAS, USF and LICENSEE have agreed to joint ownership of the Patent Rights and have agreed to share in commercial benefits that may derive therefrom; and

        WHEREAS, RESEARCH FOUNDATION is the exclusive licensee of USF's interests in such Patent Rights and has the right to grant licenses thereunder; and

        WHEREAS, RESEARCH FOUNDATION desires to have the Patent Rights utilized in the public interest and is willing to grant a license to LICENSEE thereunder; and

        WHEREAS, LICENSEE intends to develop, produce, manufacture, market and/or sell products similar to the "Licensed Product(s)" (as later defined herein) and is willing to commit itself to a diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

        WHEREAS, LICENSEE desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

        NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is acknowledged and intending to be bound, the parties agree as follows:

                             ARTICLE 1. DEFINITIONS

        For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1. "LICENSEE" shall include: a related company of LICENSEE, the voting stock of which is, directly or indirectly, at least fifty percent (50%) owned or controlled by LICENSEE; an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of LICENSEE; and an organization, the majority ownership of which is, directly or indirectly, common to the ownership of LICENSEE.

1.2     "Patent Rights" shall mean:

        (i) U.S. Patent Number 5,702,359 and corresponding foreign patents and applications, regardless of inventorship,

        (ii) US Patent Number 5,993,434 and corresponding foreign patents and applications, regardless of inventorship, and

        (iii) any patent application and U.S. patent claiming priority from the patent application that matured into the 5,702,359 or the 5,993,434 patent, and corresponding foreign patents and applications, provided, with respect to only this part (iii), that at least one USF employee and at least one LICENSEE employee made an inventive contribution to at least one claim in any such patent or patent application.

1.3 A "Licensed Process" shall mean any process which, except for the license granted herein, would infringe an issued, unexpired claim contained in the Patent Rights in the country in which such process is performed and, in the event a process is performed in a country for which Patent Rights are not sought, such process shall be a Licensed Process to the extent use of the process would infringe an issued, unexpired claim contained in the Patent Rights in the United States if such Patent Rights were issued in that country.

1.4     A "Licensed Product" shall mean any product which:

        (a) except for the license granted in this Agreement, would infringe an issued, unexpired claim contained in the Patent Rights in the country in which such product is made, used, leased or sold,

        (b) is made by a process that, except for the license granted herein, would infringe a Licensed Process in the country in which such product is made, used or sold, or

        (c) in the event a product is made, used, leased or sold in a country in which Patent Rights are not sought, such product shall be a Licensed Product to the extent its manufacture, use, lease, or sale would infringe an issued, unexpired claim contained in the Patent Rights in the United States if such Patent Rights were issued in that country.

1.5 "Net Sales" shall mean LICENSEE's and its sublicensees' billings for Licensed Products sold or leased hereunder less the sum of the following: [...***...]

        No deductions shall be made for [...***...]. Licensed Products shall be considered "sold" or "leased" when payment is received, but in no event shall be longer than [...***...] after such Licensed Product is used, billed out or invoiced, as applicable. If the Licensed Product is used by, sold or leased to a related person or is leased or exchanged for a consideration other than money, billings shall be the [...***...] price of comparable Licensed Products sold in arm's length transactions by LICENSEE or, if no sales or leases of comparable Licensed Products have been made, then the fair market value thereof.

1.6 "Effective Date" shall mean the date so identified above in the preamble to this Agreement .


                                ARTICLE 2. GRANT

2.1. RESEARCH FOUNDATION hereby grants to LICENSEE the exclusive worldwide right and license to make, have made, use, sublicense, lease, offer for sale, import and sell the Licensed Products, and to practice and to sublicense the Licensed Processes to the end of the term for which the Patent Rights are granted unless sooner terminated according to the terms hereof.

2.2 RESEARCH FOUNDATION reserves to the USF the right to practice under the Patent Rights for the USF's noncommercial research and education purposes. RESEARCH FOUNDATION and USF recognize that LICENSEE is a commercial entity and the exclusivity granted it under Section 2.1 is a valuable commercial right, for which RESEARCH FOUNDATION is and shall be compensated pursuant to Section 4.1. LICENSEE recognizes that USF may use the Patent Rights in performance of research that is funding by commercial organizations. RESEARCH FOUNDATION and USF agree to use reasonable efforts to ensure that research performed for a commercial organization shall be of the type and within a scope that would not reasonably be expected to minimize the value of the exclusive license granted LICENSEE. Notwithstanding the foregoing, under no circumstances is RESEARCH FOUNDATION or USF permitted to use the Patent Rights for any commercial purpose, which shall include performing research for a commercial entity, other than LICENSEE, in which the RESEARCH FOUNDATION or USF has an economic or equity interest.

2.3 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology, except as specifically set forth herein.



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2.4     LICENSEE agrees that any sublicenses granted by it shall contain such provisions as are necessary for LICENSEE to meet its obligations under this Agreement and to reasonably protect the interests of RESEARCH FOUNDATION with regard to such sublicense.

2.5 LICENSEE agrees to forward to RESEARCH FOUNDATION under confidence a copy of any and all fully executed sublicense agreements for Licensed Products or Licensed Processes and further agrees to forward to RESEARCH FOUNDATION under confidence annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements. RESEARCH FOUNDATION shall have the right to disclose to its employees and agents any such sublicense agreements and royalty report provided to it under confidence to the extent such employees and agents require the information to effectuate RESEARCH FOUNDATION's rights under this Agreement.

2.6 LICENSEE shall not receive from sublicensees anything of value in lieu of cash payments of royalties for any sublicense under this Agreement, without the express prior written permission of RESEARCH FOUNDATION.

2.7 Termination under any of the provisions of this Agreement of the license granted to LICENSEE in this Agreement shall terminate all exclusive sublicenses which may have been granted by LICENSEE, provided that any sublicensee may elect to continue its sublicense by advising RESEARCH FOUNDATION in writing, within sixty (60) days of the sublicensee's receipt of written notice of such termination, of its election and of its agreement to assume in respect to RESEARCH FOUNDATION one-half (1/2) of all the obligations (including obligations for payment) contained in its sublicensing agreement with LICENSEE. Any sublicense granted by LICENSEE shall contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

                            ARTICLE 3. DUE DILIGENCE

3.1. LICENSEE shall use reasonable efforts to bring one or more Licensed Products or Licensed Processes to market through a diligent program for exploitation of the Patent Rights, and LICENSEE's failure to so perform shall be grounds for RESEARCH FOUNDATION to terminate this Agreement pursuant to Paragraph 13.3 hereof. RESEARCH FOUNDATION acknowledges LICENSEE has a [...***...] to develop electroporation-mediated delivery of drugs in the oncology field, and further acknowledges that [...***...] satisfy the diligence duties set forth in this Section 3.1.


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                              ARTICLE 4. ROYALTIES

4.1. For the rights, privileges and license granted hereunder, LICENSEE shall pay fees and royalties to RESEARCH FOUNDATION in the manner hereinafter provided from the date of issuance to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

        (a) Running Royalties equal to [...***...] percent [...***...] of Net Sales of the Licensed Products leased or sold by or for LICENSEE itself.

        (b) A royalty percentage based on Net Sales of the Licensed Products leased or sold by or for a sublicensee, wherein the royalty is the higher of: (i) [...***...]% or (ii) the product of (the royalty to be paid to LICENSEE by sublicensee) X [...***...], but in no event higher than a [...***...]% royalty.

        (c) Subject to regulatory approval, LICENSEE shall grant RESEARCH FOUNDATION and its designees warrants to purchase, in total, 600,000 shares of common stock in Genetronics Biomedical, Ltd., pursuant to the terms and conditions of the Warrants to Purchase Common Stock agreement finally signed on or after the date this Agreement is signed. RESEARCH FOUNDATION designates that the warrants be granted in the amounts and to the parties as indicated:

               University of South Florida Research Foundation, Inc. 330,000 shares
               Richard Heller       90,000  shares
               Mark Jaroszeski      90,000 shares
               Richard Gilbert      90,000 shares

        (d) Subject to regulatory approval, LICENSEE shall issue RESEARCH FOUNDATION and its designees, in total, 150,000 unregistered shares of common stock in Genetronics Biomedical, Ltd. RESEARCH FOUNDATION designates that the unregistered shares of common stock be issued in the amounts and to the parties as indicated:

               University of South Florida Research Foundation, Inc. 82,500
               shares
               Richard Heller       22,500  shares
               Mark Jaroszeski      22,500 shares
               Richard Gilbert      22,500 shares

4.2. Royalty payments shall be paid in United States dollars in Tampa, Florida, or at such other place as RESEARCH FOUNDATION may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

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                         ARTICLE 5. REPORTS AND RECORDS

5.1. LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to RESEARCH FOUNDATION hereunder, and said books and the supporting data shall be open at all reasonable times and upon reasonable notice for [...***...] years following the end of the calendar year to which they pertain, to the inspection of RESEARCH FOUNDATION or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. The cost of any such verification shall be borne by RESEARCH FOUNDATION, subject to the proviso that in the event any such inspection discloses an underpayment by more than [...***...]% of the amount due under this Agreement LICENSEE shall reimburse RESEARCH FOUNDATION for its reasonable expenses directly associated with the inspection.

5.2. LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to RESEARCH FOUNDATION true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder, including an accounting for Licensed Processes used and Licensed Products leased and sold and the billings, deductions and royalties due with respect thereto. LICENSEE's first such report delivered hereunder shall include an accounting, and the billings, deductions and royalties due from the date of issuance of the Patent Rights.

5.3. With each such report submitted, LICENSEE shall pay to RESEARCH FOUNDATION the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4. The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a [...***...] percent ([...***...]%) per annum rate. The payment of such interest shall not foreclose RESEARCH FOUNDATION from exercising any other rights it may have as a consequence of the lateness of the payment.

                          ARTICLE 6. PATENT PROSECUTION

6.1 LICENSEE shall be responsible for prosecution and maintenance of the Patent Rights during the term of this Agreement.

6.2 The inventorship of a patent application or patent within Patent Rights that is filed after the Effective Date shall be determined by the procedure set forth in Exhibit I.

                             ARTICLE 7. INFRINGEMENT

7.1. The parties shall inform each other promptly, in writing, of any alleged infringement of the Patent Rights by a third party, and of any available evidence thereof.

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7.2.    During the term of this Agreement, LICENSEE shall have the right, subject only to approval not unreasonably withheld of RESEARCH FOUNDATION, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, RESEARCH FOUNDATION hereby agrees that LICENSEE may join RESEARCH FOUNDATION as a party plaintiff in any such suit, without expense to RESEARCH FOUNDATION. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE and any recovery realized from such infringement action, after reimbursing LICENSEE for its costs and expenses in prosecuting the infringement, shall be treated as if it were a royalty received by LICENSEE from a sublicensee for Net Sales of Licensed Product and the provisions of
        Section 4.1(b) shall apply.

7.3. If within [...***...] months after notifying an alleged infringer of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify RESEARCH FOUNDATION at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, RESEARCH FOUNDATION shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and RESEARCH FOUNDATION may, for such purposes, use the name of LICENSEE as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of the other party, which consent shall not unreasonably be withheld.

7.4. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against RESEARCH FOUNDATION, LICENSEE at its option, shall have the right within [...***...] after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.5. In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.6. RESEARCH FOUNDATION warrants and represents that it has the lawful right to grant the license provided in this Agreement and that it has not granted rights or licenses in derogation of this Agreement. RESEARCH FOUNDATION agrees that during the term of this Agreement, or any license granted hereunder, RESEARCH FOUNDATION shall not enter into any other agreements that conflict with the rights or obligations provided hereunder, including any rights and obligations that survive termination of this Agreement.

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                          ARTICLE 8. PRODUCT LIABILITY

8.1. LICENSEE shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold RESEARCH FOUNDATION, USF and their trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to tangible property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever, resulting from the LICENSEE's, LICENSEE's affiliated companies, or any of its sublicensee's production, manufacture, sale, use (both experimental and consumer), lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es).

8.2. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, RESEARCH FOUNDATION MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

                           ARTICLE 9. EXPORT CONTROLS

        It is understood that RESEARCH FOUNDATION is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. RESEARCH FOUNDATION neither represents that a license shall not be required nor that, if required, it shall be issued.

                          ARTICLE 10. NON-USE OF NAMES

        LICENSEE shall not use the names of RESEARCH FOUNDATION, the University of South Florida nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from RESEARCH FOUNDATION in each case, except that LICENSEE may state that it is licensed by RESEARCH FOUNDATION under one or more of the patents and/or applications comprising the Patent Rights and may make disclosures as required by law or SEC regulations or such.

                             ARTICLE 11. ASSIGNMENT

        This Agreement is not assignable except that (i) LICENSEE may assign this Agreement in connection with any merger, consolidation, sale of all or substantially all of its assets or those assets directly associated to this license, or equity, or sale of a controlling interest in LICENSEE, and (ii) LICENSEE may assign this Agreement to another entity in which LICENSEE maintains at least a majority ownership interest.

                             ARTICLE 12. ARBITRATION

12.1. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either state courts or in an United States District Court. Each party will select one arbitrator and those two arbitrators will select a third arbitrator.

12.2. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                             ARTICLE 13. TERMINATION

13.1. RESEARCH FOUNDATION shall have the right to terminate this Agreement at any time upon notice to LICENSEE in the event either (a) if LICENSEE shall file in any court, pursuant to any statute either of the United States or any state, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of all or substantially all of LICENSEE's property, or if LICENSEE shall make an assignment for the benefit of creditors, or if LICENSEE shall commit any other affirmative act of insolvency; or (b) if there shall be filed against LICENSEE in any court, pursuant to any statute either of the United States or any state, an involuntary petition in bankruptcy or insolvency or for reorganization, or if there shall be involuntarily appointed a receiver or trustee of all or substantially all of LICENSEE's property, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within [...***...] of the date of the filing or the appointment.

13.2. Should LICENSEE fail to pay RESEARCH FOUNDATION royalties due and payable hereunder, RESEARCH FOUNDATION shall have the right to terminate this Agreement on [...***...] notice, unless LICENSEE shall pay RESEARCH FOUNDATION within the [...***...] period, all such royalties and interest due and payable. Upon the expiration of the [...***...] period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate, unless such nonpayment is due to an honest dispute between the parties as to whether payment actually is due, in which case the obligation to pay shall be suspended until such dispute is resolved.


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13.3.   Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, RESEARCH
        FOUNDATION shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by [...***...] notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the [...***...] period.

13.4. LICENSEE shall have the right to terminate this Agreement at any time on [...***...] notice to RESEARCH FOUNDATION, and upon payment of all amounts due RESEARCH FOUNDATION through the effective date of the termination. In the event RESEARCH FOUNDATION or USF breaches the provision of Section 2.2, and such breach is not cured within [...***...] of written notice thereof by LICENSEE to RESEARCH FOUNDATION, the license and rights granted LICENSEE under Article 2 shall convert to a fully paid-up, royalty free, exclusive license.

13.5. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to RESEARCH FOUNDATION the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

             ARTICLE 14. PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

        Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

        In the case of RESEARCH FOUNDATION:

        University of South Florida Research Foundation
        Attention:  Allison Madden, Business Manager
        USF Box 30445
        Tampa, Florida 33620-3044

        In the case of LICENSEE:

        Genetronics, Inc. and Genetronics Biomedical, Ltd.
        Attention:  Martin Nash, CEO
        11199 Sorrento Valley Road
        San Diego, CA  92121-1334

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                      ARTICLE 15. MISCELLANEOUS PROVISIONS

15.1. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding, and supersedes and makes null and void any and all prior understandings and agreements, of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

15.3. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

15.4 The parties hereto acknowledge and intend that this Agreement shall settle all disputes between the parties as to ownership of any patent or application so long as it is within the Patent Rights, as defined in
        Section 1.2 to include U.S. 5,702,359 and U.S. 5,993,434 and their foreign equivalents, as well as jointly invented patents and applications as set forth in Section 1.2 and determined by the procedure set forth in Exhibit I, and, notwithstanding any termination, the parties waive any right to contest the joint ownership of patents and applications within Patent Rights. The parties acknowledge the Patent Rights are jointly owned by LICENSEE and USF. The parties intend and agree that this clause shall remain in effect and survive any termination of this Agreement.

15.5 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers within Patent Rights. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.6 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and fully executed this Agreement on the day and year set forth below.



UNIVERSITY OF SOUTH FLORIDA                 GENETRONICS, INC.
RESEARCH FOUNDATION, INC.

By          /s/ Martin Silbiger             By          /s/ Martin Nash
      ------------------------------              ------------------------------
Name        Martin Silbiger                 Name        Martin Nash
      ------------------------------              ------------------------------
Title       President                       Title       CEO
      ------------------------------              ------------------------------
Date        9/15/00                         Date        9/20/00
      ------------------------------              ------------------------------

GENETRONICS BIOMEDICAL, LTD.


By          /s/ Martin Nash
      ------------------------------
Name        Martin Nash
      ------------------------------
Title       CEO
      ------------------------------
Date        9/20/00
      ------------------------------

Acknowledged and Agreed to:


---------------------------------           ---------------------------------
Principal Investigator                      University of South Florida

                                    Exhibit I
                          Determination of Inventorship

        1. The patent attorney or agent ("Patent Practitioner") most closely associated with preparation of a patent application that claims priority from a patent application within Patent Rights shall make a preliminary determination of inventorship prior to filing the application, based on the patent laws of the United States ("Preliminary Determination"). If a patent application was filed prior to a Preliminary Determination being made, then the parties shall act with haste to initiate the process set forth in this Exhibit I.

        2. The Patent Practitioner shall provide the Preliminary Determination of inventorship to each of USF and Genetronics, along with a copy of the claims in the application to be filed.

        3. USF and Genetronics shall have one month after receipt of the Preliminary Determination to either accept or question the Preliminary Determination, by notification to each other and the Patent Practitioner. If no notice is given by a party, then the Preliminary Determination will be deemed accepted by that party.

               a. Form of Acceptance Notice: "Pursuant to the License Agreement between University of South Florida Research Foundation, Inc., Genetronics Biomedical Ltd. and Genetronics, Inc., effective May 9, 1995, [USF] [Genetronics] received the Preliminary Determination of inventorship of the patent application in preparation entitled:
        __________________. [USF] [Genetronics] accepts the Preliminary Determination."

               b. Form of Question Notice: "Pursuant to the License Agreement between University of South Florida Research Foundation, Inc., Genetronics Biomedical Ltd. and Genetronics, Inc., effective May 9, 1995, [USF] [Genetronics] received the Preliminary Determination of inventorship of the patent application in preparation entitled:
        __________________. [USF] [Genetronics] has a question about the Preliminary Determination and requests further information."

        4. An acceptance of the Preliminary Determination by both parties, at any time, shall finalize the inventorship of that patent application into a Final Determination.

        5. If either or both parties question the Preliminary Determination, then it shall not be finalized at that time. The party questioning the Preliminary Determination has the right to have a Patent Practitoner of its choosing review the patent application and conduct interviews, and make a Second Preliminary Determination as to inventorship. Steps 2 and 3 herein shall be followed with any such Second Preliminary Determination. In the event a party questions a Preliminary Determination, it shall have one month thereafter to either provide a Second Determination or accept the Preliminary Determination.

        6. If the parties cannot both accept the Preliminary Determination or both accept the Second Preliminary Determination, the two Patent Practitioners shall agree on a third

        Patent Practitioner, who shall, within one month, make a Final Determination based on the patent application and interviews.

        7. USF and Genetronics agree that:

               a. The process set forth in this Exhibit I must be carried out in extreme haste, as a patent application will not be filed until a Final Determination is made. Delays in filing a patent application can result in the invention becoming unpatentable. The parties shall endeavor to complete each step in the analysis in less than the prescribed time period.

               b. The Final Determination made pursuant to Step 6 shall be the final inventorship of an application.

               c. Neither USF nor Genetronics shall raise a legal challenge of any kind to a Final Determination made pursuant to this Exhibit I, unless the elements of the claims of the patent application or subsequent patent are substantially changed from the claims on which the Final Determination was made.